Exhibit (p)(9)
MCDONNELL INVESTMENT MANAGEMENT, LLC
CODE OF ETHICS
     This Code of Ethics (“Code”) has been adopted by McDonnell Investment Management, LLC (“McDonnell”). The Code applies to all employees, officers and members of McDonnell (“Covered Persons”).
     The policy of McDonnell is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of McDonnell, or its Covered Persons, and the interests of McDonnell’s advisory clients (“Clients”). Federal securities laws, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and rules thereunder, require that McDonnell establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Clients might take advantage of that knowledge for their own benefit. Implementation and monitoring of these standards inevitably places some restrictions on the freedom of the investment activities of those people.
     This Code of Ethics has been adopted by McDonnell to meet those concerns and legal requirements. Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to the Legal/Compliance Department.
I. STANDARDS OF BUSINESS CONDUCT
     General Prohibitions. All supervised persons must comply with all applicable federal securities laws. The Investment Company Act, Investment Advisers Act, and the rules thereunder make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by Clients to:
a.	employ any device, scheme or artifice to defraud Clients;

b.	make any untrue statement of a material fact, omit to state a material fact or in any way mislead Clients regarding a material fact;

c.	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Clients;

d.	engage in any manipulative practice with respect to Clients; or

e.	engage in any manipulative practice with respect to securities, including price manipulation.
     Fiduciary Duty. As a fiduciary, McDonnell has an affirmative duty to act solely in the best interests of its clients and to make a complete and unbiased disclosure of all material facts relating to the investment advice it provides clients, particularly in situations in which McDonnell’s interests may conflict with those of a client. Consistent with this duty, McDonnell must at all times act in its clients’ best interests, and its conduct will be measured against a higher standard of conduct than that applied generally in ordinary commercial transactions. Among the specific fiduciary obligations that McDonnell has are:
a.	duty to have a reasonable, independent basis for its investment advice and recommendations;

b.	a duty to obtain best execution for clients’ securities transactions when the adviser is in a position to select brokers;

c.	a duty to ensure that its investment advice is suitable and appropriate given each client’s objectives, needs, and circumstances;

d.	a duty to refrain from entering into transactions, including personal securities transactions, that are inconsistent with client interests; and

e.	an obligation to be loyal to its clients.
     Personal Securities Transactions. The Code regulates personal securities transactions as a part of the effort by McDonnell to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which a Covered Person has a beneficial interest.
     Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).
     You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from action in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under Section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16). Examples of beneficial interest and a copy of Rule 16a-1(a), defining beneficial ownership, are attached as Appendix A.
     In any situation where the potential for conflict exists, transactions for Clients must take precedence over any personal transaction. Covered Persons owe a duty to Clients to conduct their personal securities transactions in a manner that does not interfere with Clients’ portfolio transactions or otherwise take inappropriate advantage of their relationship to Clients. Personal securities transactions must comply with the Code of Ethics and should avoid any actual or potential conflict of interest between your interests and Clients’ interests.
     Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.
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     Insider Trading. Employees are forbidden to buy or sell any security, either personally or on behalf of others, while either McDonnell or the employee is in possession of material, non-public information (inside information) concerning the security or the issuer. A violation of McDonnell’s insider trading policies may result in criminal and civil penalties, including imprisonment and substantial fines. An employee aware of or in possession of inside information must report it immediately to the Chief Compliance Officer. Employees should refer to the Insider Information and Ethical Wall Policy of McDonnell’s Compliance Manual or consult the Legal/Compliance Department for further information.
     Confidentiality. There is a basic fiduciary premise that information concerning the identity of security holdings and financial circumstances of clients is confidential. All Covered Persons are prohibited from disclosing to persons outside the firm any non-public information about any client, the securities investments made by the firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client.
     Regulation S-P. In most jurisdictions, laws and regulations govern McDonnell’s collection and use of personal information about clients and employees, including the disclosure of such information by McDonnell to business partners and other third parties. In particular, Federal Regulation S-P (“Reg S-P”) protects “consumers” and “customers” (as defined in Reg S-P) from an investment adviser or investment company disclosing their “non-public personal information” to persons unaffiliated with such adviser or investment company without their knowledge or consent. Employees should refer to the Privacy Procedures in McDonnell’s Compliance Manual or consult the Legal/Compliance Department for further information.
     Other Restrictions. The Code also regulates certain other conduct that conflicts, potentially conflicts or raises the appearance of an actual conflict with the interests of Clients, as a part of the effort by McDonnell to detect and prevent conduct that might violate the policy of McDonnell regarding conflict of interests or the general prohibitions outlined above.
II. RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS
A.	No Transactions with Clients. No Covered Person shall knowingly sell to or purchase from a Client any security or other property, except securities issued by that Client.

B.	No Conflicting Transactions / Pending Client Orders. No Covered Person shall purchase or sell a security on a day during which a Client has a pending purchase or sale order in that same security.

C.	Holding Period. All trades for which preclearance (described below) has been obtained, including short sales and permissible option trades, are subject to a 60-day holding period from the trade date, except that a security held for at least 30 days may be sold at a loss or no gain. Any profits realized on trades executed
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within the 60-day holding period shall be disgorged to the Client, if applicable, or a charitable organization as approved by the Chief Compliance Officer.
D.	Limit Orders. No Covered Person shall enter into limit orders that extend beyond the date that preclearance was obtained (i.e., one day).

E.	Private Placements. All Covered Persons are prohibited from purchasing a security in a private placement or any other offering exempt from registration under the Securities Act of 1933, as amended, unless they have obtained prior written approval (via the Private Security Transaction Questionnaire) from the Chief Compliance Officer;

Provided, that in determining whether to grant permission for such private placement, the Chief Compliance Officer shall consider, among other things, whether such investment opportunity should be reserved for clients of McDonnell, and whether such transaction is being offered to the person because of his or her position with McDonnell;

Provided further, that any such Covered Person who has received such permission shall be required to disclose such an investment when participating in any subsequent consideration of such security for purchase or sale by clients of the Adviser, and that the decision to purchase or sell such security should be made by persons with no personal direct or indirect interest in the security.

F.	Public Offerings. All Covered Persons are prohibited from purchasing securities during an initial or secondary public offering.

G.	“Black-Out Period”. All Covered Persons may not buy or sell a security within 7 calendar days before or after any Client, over which McDonnell exercises investment discretion, trades in such security.

H.	Short Selling. All Covered Persons are prohibited from short selling any security, whether or not it is held in a McDonnell client portfolio, except that short selling against broad market indexes and “against the box” are permitted.
III. COMPLIANCE PROCEDURES
A.	Execution of Personal Securities Transactions. All personal securities transactions by Covered Persons must be conducted through brokerage accounts that have been identified to McDonnell. Each such brokerage account must be set up to deliver duplicate copies of all confirmations and statements to McDonnell. No exceptions to this policy will be made.

B.	Preclearance. Except as provided in Section IV below, all personal securities transactions by Covered Persons must be cleared in advance by the Legal/Compliance Department (personal securities transactions for whom must be
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precleared in advance by a member of the Executive Committee) in accordance with the procedures set forth below. This includes transactions in closed-end funds, including Exchange Traded Funds (ETF’s). All precleared personal securities transactions must be executed within the same business day after preclearance, otherwise the preclearance will expire and the request must be made again. Purchases through an issuer direct purchase plan must be precleared on the date the purchaser writes the check to the issuer’s agent. Authorization for purchases through an issuer direct purchase plan is effective until the issuer’s agent purchases the security. McDonnell has implemented a web based personal trading application, PTCC, in order to facilitate the preclearance requests and required Code of Ethics certifications.
1.	All Covered Persons must preclear their transactions by submitting a Trade Authorization Request via PTCC;

2.	The Legal/Compliance Department shall verify whether the purchase or sale of any security is in compliance with the Code and shall preclear any such transaction if it does not violate the Code;

3.	The Legal/Compliance Department shall grant their approval via PTCC;

4.	The Legal/Compliance Department shall maintain all records of the request an any approval/denials via PTCC; and

5.	The Legal/Compliance Department shall review all Covered Person duplicate confirmations and statements (whether electronically via PTCC or by hardcopy) to verify that all personal securities transactions have been properly precleared.
C.	Gifts and Entertainment.
1.	Accepting Gifts. No Covered Person may accept any gift or other thing of more than a $100 value from any person or entity that does business with or on behalf of McDonnell, or seeks to do business with or on behalf of McDonnell. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of the code to prohibit the everyday courtesies of business life. Therefore, excluded from this prohibition is an occasional meal, ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose. However, any entertainment event provided to a Covered Person where the host is not in attendance is treated as a gift and is subject to the aforementioned $100 limit. The receipt of cash gifts is absolutely prohibited.

2.	Solicitation of Gifts. Covered Persons may not solicit gifts or gratuities.
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3.	Giving Gifts. In general, no Covered Person may give any gift or other thing of more than a $100 value from any person or entity that does business with or on behalf of McDonnell, or seeks to do business with or on behalf of McDonnell. Gifts in excess of this $100 must be approved in writing by the Covered Person’s Supervisor and the Legal/Compliance Department. Again, it is not the intent of the Code to prohibit reasonable or customary meals and entertainment with a bona fide business purpose. However, frequent or extravagant entertainment with the same party is not covered by this exception. Any entertainment where a McDonnell employee is not in attendance is treated as a gift and is subject to the aforementioned $100 limit. Cash gifts are absolutely prohibited.

4.	Gift Reporting. Covered Persons must report all gifts, whether given or received, valued at $25 or more to the Legal/Compliance Department via PTCC on a quarterly basis. If the exact amount of the gift is not known, you must make a good faith estimate of the item’s fair market value. Whereby a gift received was shared among a group (i.e. gift baskets), the amount of the gift may be prorated among those with whom it was shared.

5.	Gifts in Connection with Labor Organizations. The Labor-Management Reporting and Disclosure Act (LMRDA) requires McDonnell to file an annual report when employees make payments to Taft-Hartley union officials or union employees in excess of $250 on form LM-10. Payments are identified broadly to include meals, travel expenses and reimbursements, gifts, tickets, products or services, social events, fees paid to union sponsored events, and payments to charities including payments made from your personal funds. The LM-10 must be signed by the President and Treasurer under penalty of perjury. Criminal and/or monetary penalties may apply for false filings or failure to file. In order to maintain accurate tracking of payments to Taft-Hartley union officials or union employees, McDonnell employees are required to provide sufficient information regarding the names and titles of the union officials/employees and a description of the nature and value of the gift or entertainment in order for the firm to satisfy its regulatory filing requirement.
On a quarterly basis, Covered Persons are required to affirm that they have reported gifts given or received in accordance with the Code of Ethics.
D.	Outside Business Activities. No Covered Person may become an officer, director or employee of a company not affiliated with McDonnell or otherwise engage in outside business activities without receiving prior written approval from the Legal/Compliance Department via the Outside Business Activity Questionnaire. Failure to obtain such approval may subject McDonnell to regulatory penalties and civil liability and you to disciplinary action, up to and including termination of employment. Activities on behalf of trade associations
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are not included in this prohibition. In no event may you participate in any outside activity that interferes with your duties at McDonnell.
Covered Persons are required to request and receive written approval from their supervisor and the General Counsel (or the General Counsel’s designee), before they may: (1) engage in any business other than that of McDonnell; (2) accept employment or compensation from any person or organization other than McDonnell; (3) serve as an officer, director, member, partner, or employee of a business organization other than McDonnell; or (4) except as provided below, own any stock or have any financial interest, directly or indirectly, in any other business organization.
Also, note that involvement in an outside business activity that begins permissibly may evolve into a violation of applicable laws and regulations if the nature or scope of that business or participation changes. Covered Persons should notify the Legal/Compliance Department promptly of any changes to the business plan or business lines of the outside business activity or of any changes in participation.
On an annual basis, Covered Persons are required to affirm via PTCC that they have reported and received approval for all Outside Business Activities in accordance with this policy.
E.	Disclosure of Personal Holdings. Each Covered Person shall disclose his or her personal securities holdings no later than ten (10) days after commencement of employment with McDonnell via PTCC, and annually thereafter via PTCC as of December 31 of each year.[1] Annual reports shall be delivered to McDonnell no later than January 30 of the following year.

F.	Reporting Personal Securities Transactions.
1.	Each Covered Person shall (i) identify to McDonnell any brokerage or other account in which the person has a beneficial interest (including 529 Plans) and (ii) instruct the broker or custodian to deliver to McDonnell duplicate confirmations of all transactions and duplicate account statements.

2.	Each Covered Person shall report all personal securities transactions during a quarter to McDonnell no later than thirty (30) days after the end of the quarter.

Quarterly transaction reports shall include the following information:

[1]	the information must be current as of a date no more than 45 days prior to the date the person becomes an employee or, for annual reports, no more than 45 days before the report is submitted.
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For each transaction:
•	the date of the transaction;

•	title, interest rate and maturity date (if applicable), number of shares and the principal amount of each security involved;

•	the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date the report is submitted.
In addition, for each account established during the quarter in which securities are held for the benefit of a person, the quarterly report shall include:
•	the name of the broker, dealer or bank with whom the account was established;

•	the date the account was established; and

•	the date the report is submitted.
G.	Reports may be in any form. Quarterly transaction reports filed pursuant to Section III (F)(2) of this Code may be reported via PTCC or in any form (including copies of confirmations or account statements) including the information required by Section III(F)(2).

A Covered Person will be deemed to have satisfied the quarterly reporting requirement, and is not required to file a quarterly report of any transactions executed through brokerage or other accounts identified to McDonnell and for which duplicate account statements showing all transactions are delivered to McDonnell.

Any personal securities transaction which for any reason does not appear in the trading or brokerage records described above shall be reported as required by Section III(F)(2) of this Code.

H.	Monitoring of Transactions. The Chief Compliance Officer, or his designee, will review the holdings and transaction reports filed and monitor the trading patterns of Covered Persons.

I.	Certification of Compliance. Each Covered Person is required to certify annually that he or she has read and understands the Code and recognizes that he
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or she is subject to the Code. Each Covered Person is also required to certify annually that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. To accomplish this, a copy of the Code shall be distributed annually via PTCC with a certification request.

Each Covered Person who has not engaged in any personal securities transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

In addition, on a quarterly basis, each Covered Person is required to complete a Quarterly Affirmation of Compliance via PTCC no later than the 30th calendar day following the end of the quarter.

Also, whenever there is a material Amendment to the Code, each Covered Person is required to submit an acknowledgement via PTCC that they have received, read, and understood the amendments to the code.
J.	Review by the Boards of Directors/Trustees of Investment Company Clients. Where required, McDonnell shall prepare an Annual Issues and Certification Report to the boards of Directors/Trustees of investment company Clients that:
1.	summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

2.	describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

3.	certifies that McDonnell has adopted procedures reasonably necessary to prevent violations of the Code; and

4.	identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.
K.	Reporting Misconduct. If you believe you may have violated any laws, this Code of Ethics, or other standards of conduct adopted by McDonnell, you are expected to report it to McDonnell immediately. In addition, if you observe or become aware of any illegal or improper conduct on the part of another employee or a consultant, supplier, client, counterparty or other third party, you should communicate that information to your direct supervisor and, if appropriate or necessary, to a more senior manager or the General Counsel, to make certain the
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situation will be addressed. All violations, or allegations of violations, of this Code must be reported to the Chief Compliance Officer.
IV. EXEMPT TRANSACTIONS
     The provisions of this Code are intended to restrict the personal investment activities of Covered Persons only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of Section II (Restrictions on Personal Securities Transactions) and Section III (Compliance Procedures) of this Code shall not apply to:
A.	Purchases or sales effected in any account over which the Covered Persons have no direct or indirect influence or control;

B.	Purchases or sales in any account (including an investment advisory account, trust account or other account) of such Covered Person (either alone or with others) over which a person other than the Covered Person (including an investment adviser or trustee) exercises investment discretion if:
•	the Covered Person does not know of the proposed transaction until after the transaction has been executed;

•	the Covered Person previously has identified the account to McDonnell and has affirmed to McDonnell that (in some if not all cases) he or she does not know of proposed transactions in that account until after they are executed.
This exclusion from the preclearance requirement is based upon the Covered Person not having knowledge of any transaction until after that transaction is executed. Therefore, notwithstanding this general exclusion, if the Covered Person becomes aware of any transaction in such investment advisory account before it is executed, the Covered Person must seek preclearance of that transaction before it is executed.
C.	Purchases or sales of:
1.	Direct obligations of the Government of the United States;

2.	shares of open-end investment companies (mutual funds), except for shares of any mutual fund managed by McDonnell;

3.	transactions in units of a unit investment trust (“UIT”) if the UIT is invested exclusively in unaffiliated mutual funds;

4.	bank certificates of deposit, commercial paper, bankers acceptances, or repurchase agreements; and

5.	listed index options and futures.
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D.	Certain corporate actions — any acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

E.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

F.	Automatic investment plans- purchases or sales made automatically in accordance with a predetermined schedule and allocation, such as dividend reinvestment plans.

G.	Purchases or sales of McDonnell units (including exercise of option grants); and

H.	Purchases or sales which receive prior approval because they are not inconsistent with this Code or the provisions of Rule 17j-1(a) under the Investment Company Act.
V. EXCEPTIONS
A.	Notwithstanding the foregoing, the Chief Compliance Officer, or his or her designee, in keeping with the general principles and objectives of this Code, may refuse to grant clearance of a personal securities transaction in their sole discretion without being required to specify any reason for the refusal.

B.	Other persons that are not employees such as consultants, temporary employees, and interns of McDonnell will be reviewed on a case by case basis to determine if they have access to knowledge of investments and investment intention of Clients. If it is determined by the Chief Compliance Officer that they do have such access, the consultant/temporary employee and/or intern will:
a.	Be subject to the reporting requirements as noted in Section III, Item F (Reporting Personal Securities Transactions) of this Code from the time in which the consulting arrangement, temporary employment, or internship began.

b.	Be subject to the all restrictions on Personal Securities Transactions as noted in Section II and the preclearance requirements as noted in Section III, Item B (Preclearance) of this Code after six months form the commencement of the consulting arrangement, temporary employment, or internship.
The Chief Compliance Officer may grant exceptions to this policy based upon his or her determination of specific circumstances. The Chief Compliance Officer may also in his or her determination, subject the consultant, temporary employee or intern to all or only a portion of the provisions of this Code at the
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commencement of the consulting arrangement, temporary employment or internship based upon specific circumstances.
C.	Upon proper request by a Covered Person, the Executive Committee will consider for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Covered Person. The Chief Compliance Officer will in his/her sole discretion determine whether the request is appropriate for consideration by the Executive Committee. The decision regarding such relief or exemption is within the sole discretion of the Executive Committee.
VI. CONSEQUENCES FOR FAILURE TO COMPLY WITH THE CODE
     Compliance with this Code of Ethics is a condition of employment by and membership of McDonnell. Taking into consideration all relevant circumstances, McDonnell will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, financial penalty, suspension, termination of employment, or removal from office, or in serious cases, referral to law enforcement or regulatory authorities.
     Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by McDonnell to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.
VII. RETENTION OF RECORDS
     McDonnell shall maintain the records listed below for a period of five years at McDonnell’s principal place of business in an easily accessible place:
A.	a list of all Covered Persons during the period;

B.	receipts signed by all Covered Persons acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

C.	a copy of each code of ethics that has been in effect at any time during the period;

D.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

E.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred; and
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F.	A record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in limited offerings.
Adopted effective March 31, 2009
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Appendix A — Examples of Beneficial Ownership
     For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:
•	securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•	securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•	securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•	securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•	securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.
You will not be deemed to have beneficial ownership of securities in the following situations:
•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.
     These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Legal/Compliance Department.